May 7, 2010

Securities and Exchange Commission
Washington D.C. 20549

Commissioners:

We have read the statements made by Freestone Resources, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Freestone Resources, Inc. dated May 7, 2010.  We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Turner Stone & Company, LLP
Turner Stone & Company, LLP